Exhibit 99.1

Ciner Resources LP Announces Changes in Senior Leadership
Atlanta, June 17, 2019
Ciner Resources LP (NYSE: CINR) announced that Kirk H. Milling, Ciner’s Chairman, President & CEO, has provided his notice of resignation to be effective June 17, 2019. Mr. Oğuz Erkan, a director of our general partner since July 2016, and current Director of International Operations & Coordination for Ciner Enterprises, will succeed Mr. Milling as Chairman, President & CEO.
Mr. Milling joined Ciner’s predecessor company in 1999 and has served as its President and CEO since 2009. Since that time, Mr. Milling led the company through a decade of growth, a successful initial public offering and a transition to Ciner. Mr. Milling will remain involved over the next several weeks to help insure a seamless transition of the role to Mr. Erkan.  “I would like to thank my Ciner teammates for their hard work, dedication and commitment to our values over the last 20 years. I am confident that Ciner is positioned for success in the future as our recently announced investments come to fruition and we continue our traditions of safe operations, continuous improvement and global growth. The future looks bright and the company will realize strong and sustained value creation for its unitholders.
“I’ve worked closely with Oğuz for the last several years. He has demonstrated a strong vision for our business and an ability to bring teams together and get results. I believe in his capability and potential and he is well positioned with a supportive partner, dedicated workforce and an extremely strong leadership team to take Ciner into the future."

CONTACTS:

Ciner Resources LP

Investor Relations
Ed Freydel
Vice President, Finance
(770) 375-2323
EFreydel@ciner.us.com